ENERGY TRANSFER REPORTS STRONG FIRST QUARTER 2022 RESULTS AND INCREASES 2022 GUIDANCE
Dallas - May 4, 2022 - Energy Transfer LP (NYSE:ET) (“Energy Transfer” or the “Partnership”) today reported financial results for the quarter ended March 31, 2022.
Energy Transfer reported net income attributable to partners for the three months ended March 31, 2022 of $1.27 billion. For the three months ended March 31, 2022, net income per limited partner unit (basic) was $0.38 per unit.
Adjusted EBITDA for the three months ended March 31, 2022 was $3.34 billion compared to $5.04 billion for the three months ended March 31, 2021. First quarter 2021 results were favorably impacted by earnings from the historic Winter Storm Uri. Excluding this contribution, Adjusted EBITDA would have increased over the prior period.
Distributable Cash Flow attributable to partners, as adjusted, for the three months ended March 31, 2022 was $2.08 billion compared to $3.91 billion for the three months ended March 31, 2021. The decrease from the prior period was primarily driven by the favorable impact on the first quarter 2021 Adjusted EBITDA from Winter Storm Uri discussed above.
For the first quarter 2022, Energy Transfer had higher transportation volumes across all of its segments and a full quarter contribution from the Enable Midstream assets that were acquired in December 2021.
Key accomplishments and recent developments:
Operational
•During the first quarter 2022:
◦Energy Transfer started construction on the new 200 MMcf per day Grey Wolf high-recovery cryogenic processing plant in response to increased customer demand for growing natural gas volumes in the Permian Basin.
◦Construction began on the Gulf Run Pipeline project. The 42-inch pipeline with 1.65 Bcf per day of capacity is expected to be completed by year-end and will provide natural gas transportation between the prolific Haynesville Shale Basin and the U.S. Gulf Coast.
◦Construction of the final phase of the Mariner East project was completed, bringing Energy Transfer’s total NGL capacity on the Mariner East pipeline system to more than 365,000 barrels per day, including ethane.
◦Energy Transfer completed capacity expansions on its Cushing South crude oil pipeline that provides transportation service from the Partnership’s Cushing Terminal to its Nederland Terminal, as well as on its Permian Bridge Project, which connects the Partnership’s gathering and processing assets in the Delaware and Midland Basins.
•In April 2022, Energy Transfer placed the Ted Collins Link into service providing additional connectivity for its Houston Terminal to the U.S. Gulf Coast pipeline network and the Houston Ship Channel. Energy Transfer completed its inaugural shipment of oil from its Houston Terminal for export utilizing this system in April.
Strategic
•In March 2022, the Partnership announced a definitive agreement to sell its 51% interest in Energy Transfer Canada. The sale is expected to result in cash proceeds to Energy Transfer of approximately $272 million (based on the March 31, 2022 exchange rate), subject to certain purchase price adjustments, and to reduce the Partnership’s consolidated debt by approximately $450 million. The transaction is expected to close by the third quarter of 2022.
•To date in 2022, the Partnership has entered into four long-term LNG Sale and Purchase Agreements (“SPAs”). Under these SPAs, Energy Transfer LNG Export, LLC is expected to supply a total of 4.7 million tonnes of LNG per annum over 20 years, plus another 0.4 million tonnes per annum over 18 years, with first deliveries expected to commence as early as 2026. The execution of these SPAs represents a significant step in moving the Lake Charles LNG export project towards a positive final investment decision.

•The Partnership continues to pursue a natural gas pipeline project from the Permian Basin to address the growing need for additional natural gas takeaway from the region. The project would include the construction of a new intrastate pipeline paralleling existing right of way from the Midland Basin to interconnnect with Energy Transfer’s extensive pipeline network south of Dallas/Ft. Worth, Texas. From that point, Energy Transfer’s vast pipeline systems provide significant flexibility to deliver natural gas to premier markets along the Texas Gulf Coast including Katy, Beaumont, and the Houston Ship Channel, as well as to Carthage, with potential deliveries to most major U.S. trading hubs and markets.
•During the first quarter 2022, Energy Transfer continued integration of the recently acquired Enable Midstream Partners (the “Enable Acquisition”) business with the majority of back office integration now complete. This early step, along with further improved efficiencies, is expected to generate run-rate cost savings of more than $100 million per year.
Financial
•In April 2022, Energy Transfer announced a more than 30% increase in its quarterly distribution on common units compared to the first quarter of 2021. For the quarter ended March 31, 2022, Energy Transfer will pay a quarterly distribution of $0.20 per common unit ($0.80 annualized). Future increases to the distribution level will continue to be evaluated quarterly with the ultimate goal of returning distributions to the previous level of $0.305 per common unit per quarter ($1.22 annualized) while balancing the Partnership’s leverage target, growth opportunities and unit buybacks.
•In April 2022, the Partnership amended its revolving credit facility to extend the maturity to April 2027, with two optional one-year extensions. As of March 31, 2022, the Partnership’s revolving credit facility had $2.02 billion of available capacity, and the leverage ratio, as defined by the credit agreement, was 3.55x.
•For the three months ended March 31, 2022, the Partnership invested approximately $388 million on growth capital expenditures.
•Given Energy Transfer’s strong performance in the first quarter, as well as continued increasing demand, the Partnership expects Adjusted EBITDA for the full year 2022 to be between $12.2 billion and $12.6 billion (previously $11.8 billion to $12.2 billion). The Partnership also expects its 2022 growth capital expenditures to be between $1.8 billion and $2.1 billion (previously $1.6 billion to $1.9 billion).
Energy Transfer benefits from a portfolio of assets with exceptional product and geographic diversity. The Partnership’s multiple segments generate high-quality, balanced earnings with no single segment contributing more than 25% of the Partnership’s consolidated Adjusted EBITDA for the three months ended March 31, 2022. The vast majority of the Partnership’s segment margins are fee-based and therefore have limited commodity price sensitivity.
Conference Call information:
The Partnership has scheduled a conference call for 3:30 p.m. Central Time/4:30 p.m. Eastern Time on Wednesday, May 4, 2022 to discuss its first quarter 2022 results and provide an update on the Partnership. The conference call will be broadcast live via an internet webcast, which can be accessed through www.energytransfer.com and will also be available for replay on the Partnership’s website for a limited time.
Energy Transfer LP (NYSE: ET) owns and operates one of the largest and most diversified portfolios of energy assets in the North America, with a strategic footprint in all of the major U.S. production basins. Energy Transfer is a publicly traded limited partnership with core operations that include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, natural gas liquids (“NGL”) and refined product transportation and terminalling assets; and NGL fractionation. Energy Transfer also owns Lake Charles LNG Company, as well as the general partner interests, the incentive distribution rights and 28.5 million common units of Sunoco LP (NYSE: SUN), and the general partner interests and 46.1 million common units of USA Compression Partners, LP (NYSE: USAC). For more information, visit the Energy Transfer LP website at www.energytransfer.com.
Sunoco LP (NYSE: SUN) is a master limited partnership with core operations that include the distribution of motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers and distributors located in more than 40 U.S. states and territories, as well as refined product transportation and terminalling assets. SUN’s general partner is owned by Energy Transfer LP (NYSE: ET). For more information, visit the Sunoco LP website at www.sunocolp.com.
USA Compression Partners, LP (NYSE: USAC) is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of natural gas compression services in terms of total compression fleet horsepower. USAC partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas and crude oil. USAC focuses on providing compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities and transportation applications. For more information, visit the USAC website at www.usacompression.com.
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results, including future distribution levels and leverage ratio, are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. In addition to the risks and uncertainties previously disclosed, the Partnership has also been, or may in the future be, impacted by new or heightened risks related to the COVID-19 pandemic, and we cannot predict the length and ultimate impact of those risks. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.energytransfer.com.
Contacts
Energy Transfer
Investor Relations:
Bill Baerg, Brent Ratliff, Lyndsay Hannah, 214-981-0795
or
Media Relations:
Vicki Granado, 214-840-5820

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)

	March 31, 2022	December 31, 2021
ASSETS
Current assets (1)	$15,699	$10,537

Property, plant and equipment, net	80,035	81,607

Investments in unconsolidated affiliates	2,921	2,947
Lease right-of-use assets, net	830	838
Other non-current assets, net	1,566	1,645
Intangible assets, net	5,608	5,856
Goodwill	2,533	2,533
Total assets	$109,192	$105,963
LIABILITIES AND EQUITY
Current liabilities (1) (2)	$13,719	$10,835

Long-term debt, less current maturities	48,826	49,022
Non-current derivative liabilities	139	193
Non-current operating lease liabilities	809	814
Deferred income taxes	3,540	3,648
Other non-current liabilities	1,337	1,323

Commitments and contingencies
Redeemable noncontrolling interests	493	783

Equity:
Limited Partners:
Preferred Unitholders	6,077	6,051
Common Unitholders	25,881	25,230
General Partner	(3)	(4)
Accumulated other comprehensive income	43	23
Total partners’ capital	31,998	31,300
Noncontrolling interests	8,331	8,045
Total equity	40,329	39,345
Total liabilities and equity	$109,192	$105,963
(1)    As of March 31, 2022, current assets include $1.68 billion of current assets held for sale and current liabilities include $1.03 billion of current liabilities held for sale, related to the Partnership’s pending sale of its interest in Energy Transfer Canada.
(2)    As of March 31, 2022, current liabilities include $652 million of current maturities of long-term debt. This total includes all of the $650 million of senior notes due in April 2022 from the Bakken Pipeline entities, for which our proportional ownership is 36.4%. These notes were repaid in April 2022.

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit data)
(unaudited)

	Three Months Ended March 31,
	2022	2021
REVENUES	$20,491	$16,995
COSTS AND EXPENSES:
Cost of products sold	16,138	10,948
Operating expenses	949	820
Depreciation, depletion and amortization	1,028	954
Selling, general and administrative	230	201
Impairment losses	300	3
Total costs and expenses	18,645	12,926
OPERATING INCOME	1,846	4,069
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(559)	(589)
Equity in earnings of unconsolidated affiliates	56	55
Losses on extinguishments of debt	—	(7)
Gains on interest rate derivatives	114	194
Other, net	21	(6)
INCOME BEFORE INCOME TAX EXPENSE (BENEFIT)	1,478	3,716
Income tax expense (benefit)	(9)	75
NET INCOME	1,487	3,641
Less: Net income attributable to noncontrolling interests	205	341
Less: Net income attributable to redeemable noncontrolling interests	13	12
NET INCOME ATTRIBUTABLE TO PARTNERS	1,269	3,288
General Partner’s interest in net income	1	3
Preferred Unitholders’ interest in net income	106	—
Limited Partners’ interest in net income	$1,162	$3,285
NET INCOME PER COMMON UNIT:
Basic	$0.38	$1.22
Diluted	$0.37	$1.21
WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING:
Basic	3,083.5	2,702.8
Diluted	3,100.5	2,708.6

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars and units in millions)
(unaudited)

	Three Months Ended March 31,
	2022	2021(a)
Reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow(b):
Net income	$1,487	$3,641
Interest expense, net of interest capitalized	559	589
Impairment losses	300	3
Income tax expense (benefit)	(9)	75
Depreciation, depletion and amortization	1,028	954
Non-cash compensation expense	36	28
Gains on interest rate derivatives	(114)	(194)
Unrealized (gains) losses on commodity risk management activities	45	(46)
Losses on extinguishments of debt	—	7
Inventory valuation adjustments (Sunoco LP)	(120)	(100)
Equity in earnings of unconsolidated affiliates	(56)	(55)
Adjusted EBITDA related to unconsolidated affiliates	125	123
Other, net	59	15
Adjusted EBITDA (consolidated)	3,340	5,040
Adjusted EBITDA related to unconsolidated affiliates	(125)	(123)
Distributable cash flow from unconsolidated affiliates	86	76
Interest expense, net of interest capitalized	(559)	(589)
Preferred unitholders’ distributions	(118)	(96)
Current income tax (expense) benefit	41	(9)
Transaction-related income taxes(c)	(42)	—
Maintenance capital expenditures	(118)	(76)
Other, net	5	19
Distributable Cash Flow (consolidated)	2,510	4,242
Distributable Cash Flow attributable to Sunoco LP (100%)	(142)	(108)
Distributions from Sunoco LP	41	41
Distributable Cash Flow attributable to USAC (100%)	(50)	(53)
Distributions from USAC	24	24
Distributable Cash Flow attributable to noncontrolling interests in other non-wholly-owned consolidated subsidiaries	(317)	(251)
Distributable Cash Flow attributable to the partners of Energy Transfer	2,066	3,895
Transaction-related adjustments	12	19
Distributable Cash Flow attributable to the partners of Energy Transfer, as adjusted	$2,078	$3,914
Distributions to partners:
Limited Partners	$617	$412
General Partner	1	—
Total distributions to be paid to partners	$618	$412
Common Units outstanding – end of period	3,084.7	2,703.5
Distribution coverage ratio	3.36x	9.50x
(a)Winter Storm Uri, which occurred in February 2021, resulted in one-time impacts to the Partnership’s consolidated net income, Adjusted EBITDA and Distributable Cash Flow. Please see additional discussion of these impacts, as well as the potential impacts to future periods, included in the “Summary Analysis of Quarterly Results by Segment” below.
(b)Adjusted EBITDA, Distributable Cash Flow and distribution coverage ratio are non-GAAP financial measures used by industry analysts, investors, lenders and rating agencies to assess the financial performance and the operating results of Energy Transfer’s fundamental business activities and should not be considered in isolation or as a substitute for net income, income from operations, cash flows from operating activities or other GAAP measures.

There are material limitations to using measures such as Adjusted EBITDA, Distributable Cash Flow and distribution coverage ratio, including the difficulty associated with using any such measure as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss or cash flows. In addition, our calculations of Adjusted EBITDA, Distributable Cash Flow and distribution coverage ratio may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP, such as operating income, net income and cash flow from operating activities.
Definition of Adjusted EBITDA
We define Adjusted EBITDA as total partnership earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and other non-operating income or expense items. Inventory adjustments that are excluded from the calculation of Adjusted EBITDA represent only the changes in lower of cost or market reserves on inventory that is carried at last-in, first-out (“LIFO”). These amounts are unrealized valuation adjustments applied to Sunoco LP’s fuel volumes remaining in inventory at the end of the period.
Adjusted EBITDA reflects amounts for unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliate as those excluded from the calculation of Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates. The use of Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliates as an analytical tool should be limited accordingly.
Adjusted EBITDA is used by management to determine our operating performance and, along with other financial and volumetric data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation.
Definition of Distributable Cash Flow
We define Distributable Cash Flow as net income, adjusted for certain non-cash items, less distributions to preferred unitholders and maintenance capital expenditures. Non-cash items include depreciation, depletion and amortization, non-cash compensation expense, amortization included in interest expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and deferred income taxes. For unconsolidated affiliates, Distributable Cash Flow reflects the Partnership’s proportionate share of the investee’s distributable cash flow.
Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash, and Distributable Cash Flow is calculated to evaluate our ability to fund distributions through cash generated by our operations.
On a consolidated basis, Distributable Cash Flow includes 100% of the Distributable Cash Flow of Energy Transfer’s consolidated subsidiaries. However, to the extent that noncontrolling interests exist among our subsidiaries, the Distributable Cash Flow generated by our subsidiaries may not be available to be distributed to our partners. In order to reflect the cash flows available for distributions to our partners, we have reported Distributable Cash Flow attributable to partners, which is calculated by adjusting Distributable Cash Flow (consolidated), as follows:
•For subsidiaries with publicly traded equity interests, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, and Distributable Cash Flow attributable to our partners includes distributions to be received by the parent company with respect to the periods presented.
•For consolidated joint ventures or similar entities, where the noncontrolling interest is not publicly traded, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiaries, but Distributable Cash Flow attributable to partners reflects only the amount of Distributable Cash Flow of such subsidiaries that is attributable to our ownership interest.

For Distributable Cash Flow attributable to partners, as adjusted, certain transaction-related adjustments and non-recurring expenses that are included in net income are excluded.
Definition of Distribution Coverage Ratio
Distribution coverage ratio for a period is calculated as Distributable Cash Flow attributable to partners, as adjusted, divided by distributions expected to be paid to the partners of Energy Transfer in respect of such period.
(c)For the three months ended March 31, 2022, the amount reflected for transaction-related income taxes was related to an amended return from a previous transaction.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUMMARY ANALYSIS OF QUARTERLY RESULTS BY SEGMENT
(Tabular dollar amounts in millions)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Segment Adjusted EBITDA:
Intrastate transportation and storage	$444	$2,813
Interstate transportation and storage	453	453
Midstream	807	288
NGL and refined products transportation and services	700	647
Crude oil transportation and services	593	510
Investment in Sunoco LP	191	157
Investment in USAC	98	100
All other	54	72
Total Segment Adjusted EBITDA	$3,340	$5,040
The following analysis of segment operating results includes a measure of segment margin. Segment margin is a non-GAAP financial measure and is presented herein to assist in the analysis of segment operating results and particularly to facilitate an understanding of the impacts that changes in sales revenues have on the segment performance measure of Segment Adjusted EBITDA. Segment margin is similar to the GAAP measure of gross margin, except that segment margin excludes charges for depreciation, depletion and amortization. Among the GAAP measures reported by the Partnership, the most directly comparable measure to segment margin is Segment Adjusted EBITDA; a reconciliation of segment margin to Segment Adjusted EBITDA is included in the following tables for each segment where segment margin is presented.
In addition, for certain segments, the sections below include information on the components of segment margin by sales type, which components are included in order to provide additional disaggregated information to facilitate the analysis of segment margin and Segment Adjusted EBITDA. For example, these components include transportation margin, storage margin and other margin. These components of segment margin are calculated consistent with the calculation of segment margin; therefore, these components also exclude charges for depreciation, depletion and amortization.

Intrastate Transportation and Storage

	Three Months Ended March 31,
	2022	2021
Natural gas transported (BBtu/d)	13,973	11,221
Withdrawals from storage natural gas inventory (BBtu)	21,858	19,045
Revenues	$1,632	$4,900
Cost of products sold	1,171	1,994
Segment margin	461	2,906
Unrealized (gains) losses on commodity risk management activities	46	(12)
Operating expenses, excluding non-cash compensation expense	(63)	(80)
Selling, general and administrative expenses, excluding non-cash compensation expense	(12)	(8)
Adjusted EBITDA related to unconsolidated affiliates	6	6
Other	6	1
Segment Adjusted EBITDA	$444	$2,813
Transported volumes increased primarily due to the acquisition of the Enable Oklahoma Intrastate Transmission system, as well as increased production in the Permian and Haynesville.
Segment Adjusted EBITDA. For the three months ended March 31, 2022 compared to the same period last year, Segment Adjusted EBITDA related to our intrastate transportation segment decreased due to the net impacts of the following:
•a decrease of $1.50 billion in realized storage margin primarily due to higher physical storage margin from withdrawals during Winter Storm Uri in the prior period;
•a decrease of $862 million in realized natural gas sales and other primarily due to natural gas sales at prevailing market prices during Winter Storm Uri in the prior period;
•a decrease of $61 million in retained fuel revenues related to natural gas prices during Winter Storm Uri in the prior period; and
•an increase of $4 million in selling, general and administrative expenses primarily due to higher allocated overhead costs from the addition of the Enable assets and higher corporate expenses; partially offset by
•an increase of $35 million in transportation fees primarily due to fees on the recently acquired Enable Oklahoma Intrastate Transmission system; and
•a decrease of $17 million in operating expenses primarily due to a $16 million decrease in cost of fuel consumption and a $9 million decrease in utilities expenses, partially offset by $6 million of additional expenses from the Enable assets and a $2 million increase in ad valorem taxes.

Interstate Transportation and Storage

	Three Months Ended March 31,
	2022	2021
Natural gas transported (BBtu/d)	15,098	9,654
Natural gas sold (BBtu/d)	41	21
Revenues	$566	$525
Cost of products sold	19	—
Segment margin	547	525
Operating expenses, excluding non-cash compensation, amortization and accretion expenses	(171)	(134)
Selling, general and administrative expenses, excluding non-cash compensation, amortization and accretion expenses	(31)	(21)
Adjusted EBITDA related to unconsolidated affiliates	88	85
Other	20	(2)
Segment Adjusted EBITDA	$453	$453
Transported volumes increased primarily due to the impact of the Enable Acquisition, higher utilization on our Tiger system due to increased production in the Haynesville Shale, higher volumes on our Transwestern system and increased short-term firm and interruptible utilization on our Rover system.
Segment Adjusted EBITDA. For the three months ended March 31, 2022 compared to the same period last year, Segment Adjusted EBITDA related to our interstate transportation and storage segment was unchanged due to the net impacts of the following:
•an increase of $22 million in segment margin primarily due to a $110 million increase resulting from the inclusion of interstate assets acquired in the Enable Acquisition and a $24 million increase in transportation revenue from our Transwestern, Rover and Trunkline Gas systems due to increased rates and higher utilization. These increases were partially offset by an $84 million decrease due to Winter Storm Uri related operational gas sale gains recorded in the prior period, a $19 million decrease resulting from shipper contract expirations and a shipper bankruptcy on our Tiger system in the prior period, and a $9 million decrease on our Panhandle system due to lower rates on capacity sold;
•an increase of $22 million in other primarily due to the realization in the current period of certain amounts related to a shipper bankruptcy that occurred in a prior period; and
•an increase of $3 million in Adjusted EBITDA related to unconsolidated affiliates primarily due to the Enable Acquisition in December 2021; offset by
•an increase of $37 million in operating expenses, which included a $36 million increase from the impact of the Enable Acquisition, a $4 million increase in maintenance project costs, a $3 million increase in electricity expense and a $2 million increase in ad valorem taxes. These increases were partially offset by a $7 million decrease due to lower utilization of third-party transportation services; and
•an increase of $10 million in selling, general and administrative expenses primarily due to a $5 million increase from the impact of the Enable Acquisition and a $4 million increase resulting from higher employee costs.

Midstream

	Three Months Ended March 31,
	2022	2021
Gathered volumes (BBtu/d)	17,333	12,024
NGLs produced (MBbls/d)	757	534
Equity NGLs (MBbls/d)	42	30
Revenues	$3,925	$2,672
Cost of products sold	2,885	2,202
Segment margin	1,040	470
Unrealized gains on commodity risk management activities	(2)	—
Operating expenses, excluding non-cash compensation expense	(234)	(164)
Selling, general and administrative expenses, excluding non-cash compensation expense	(44)	(25)
Adjusted EBITDA related to unconsolidated affiliates	9	7
Other	38	—
Segment Adjusted EBITDA	$807	$288
Gathered volumes and NGL production increased compared to the same period last year due to increased production in South Texas, additional gathering capacity from the Permian Bridge Pipeline and new volumes from the Enable Acquisition in December 2021.
Segment Adjusted EBITDA. For the three months ended March 31, 2022 compared to the same period last year, Segment Adjusted EBITDA related to our midstream segment increased due to the net impacts of the following:
•an increase of $106 million in non-fee-based margin due to favorable natural gas prices of $34 million and NGL prices of $72 million;
•an increase of $143 million in non-fee-based margin due to the impacts of Winter Storm Uri in the prior period;
•an increase of $101 million in non-fee-based margin due to the Enable Acquisition in December 2021;
•an increase of $20 million in non-fee-based margin due to increased production in the Permian and South Texas regions;
•an increase of $171 million in fee-based margin due to the Enable Acquisition in December 2021;
•an increase of $28 million in fee-based margin due to increased production in the Permian and South Texas regions; and
•an increase of $38 million in other primarily due to the realization in the current period of certain amounts related to a shipper bankruptcy that occurred in a prior period; partially offset by
•an increase of $70 million in operating expenses due to $41 million in incremental operating expenses related to the Enable assets acquired in December 2021 and an increase of $29 million due to higher outside services, materials, employee costs and ad valorem taxes; and
•an increase of $19 million in selling, general and administrative expenses due to an increase in allocated overhead costs driven by the Enable Acquisition in December 2021.

NGL and Refined Products Transportation and Services

	Three Months Ended March 31,
	2022	2021
NGL transportation volumes (MBbls/d)	1,752	1,502
Refined products transportation volumes (MBbls/d)	496	462
NGL and refined products terminal volumes (MBbls/d)	1,180	1,042
NGL fractionation volumes (MBbls/d)	804	726
Revenues	$6,277	$3,990
Cost of products sold	5,356	3,141
Segment margin	921	849
Unrealized gains on commodity risk management activities	(5)	(23)
Operating expenses, excluding non-cash compensation expense	(202)	(172)
Selling, general and administrative expenses, excluding non-cash compensation expense	(35)	(28)
Adjusted EBITDA related to unconsolidated affiliates	21	21
Segment Adjusted EBITDA	$700	$647
NGL transportation volumes increased primarily due to higher volumes from the Permian and Eagle Ford regions and the ramp-up in volumes on our propane and ethane export pipelines into our Nederland Terminal.
Refined products transportation volumes increased due to recovery from COVID-19 related demand reduction in the prior period.
NGL and refined products terminal volumes increased primarily due to the ramp-up in volumes on our propane and ethane export pipelines and refined product demand recovery.
Segment Adjusted EBITDA. For the three months ended March 31, 2022 compared to the same period last year, Segment Adjusted EBITDA related to our NGL and refined products transportation and services segment increased due to the net impacts of the following:
•an increase of $48 million in marketing margin primarily due to intrasegment charges of $44 million, which are fully offset within our transportation margin, and an increase of $28 million from our northeast blending and optimization activities. These increases were partially offset by a $24 million decrease due to lower gains from the optimization of NGL component products from our Gulf Coast NGL activities, primarily due to gains realized during the prior period due to market volatility;
•an increase of $40 million in fractionators and refinery services margin primarily due to a $27 million increase from higher volumes and increased utilization of our ethane optimization strategy in the first quarter of 2022 and a $15 million intrasegment charge related to cavern withdrawals, which is fully offset in our transportation margin;
•an increase of $10 million in terminal services margin primarily due to increased export volumes loaded at our Nederland Terminal; and
•an increase of $5 million in storage margin primarily due to increased volumes exported from our Nederland Terminal; partially offset by
•an increase of $30 million in operating expenses primarily due to a $19 million increase in utilities costs resulting from higher power and gas prices, a $6 million increase in ad valorem taxes and a $3 million increase in employee related costs;
•a decrease of $13 million in transportation margin primarily due to intrasegment charges of $44 million, which are fully offset within our marketing margin, a $15 million intrasegment charge related to cavern withdrawals, which is offset in our fractionators margin, and a $4 million decrease resulting from lower throughput on our Mariner West pipeline. These decreases were partially offset by a $42 million increase resulting from increased y-grade throughput on our Texas pipeline system, and an $8 million increase from higher exported volumes feeding into our Nederland Terminal; and
•an increase of $7 million in selling, general and administrative expenses primarily due to a $4 million increase in information technology costs and a $3 million increase in employee related costs.

Crude Oil Transportation and Services

	Three Months Ended March 31,
	2022	2021
Crude transportation volumes (MBbls/d)	4,216	3,537
Crude terminal volumes (MBbls/d)	2,765	2,358
Revenues	$5,926	$3,500
Cost of products sold	5,179	2,838
Segment margin	747	662
Unrealized (gains) losses on commodity risk management activities	11	(5)
Operating expenses, excluding non-cash compensation expense	(137)	(122)
Selling, general and administrative expenses, excluding non-cash compensation expense	(30)	(30)
Adjusted EBITDA related to unconsolidated affiliates	1	5
Other	1	—
Segment Adjusted EBITDA	$593	$510
Crude transportation volumes were higher on our Texas pipeline system and Bakken pipeline, driven by the continued recovery in crude oil production in these regions as a result of higher crude oil prices, higher refinery demand, and Winter Storm Uri impacting crude oil production in the prior period. Additionally, volumes benefited from higher demand on our Bayou Bridge pipeline, the initiation of service on our Cushing South pipeline in 2021, and contributions from assets acquired in the Enable Acquisition. Crude terminal volumes were higher due to increased refinery and export activity at our Gulf Coast terminals.
Segment Adjusted EBITDA. For the three months ended March 31, 2022 compared to the same period last year, Segment Adjusted EBITDA related to our crude oil transportation and services segment increased due to the net impacts of the following:
•an increase of $101 million in segment margin (excluding unrealized gains and losses on commodity risk management activities) primarily due to an $83 million increase due to higher volumes on our Bakken Pipeline, a $16 million increase due to the Enable Acquisition in December 2021, an $11 million increase from our Texas crude pipeline system due to higher volumes transported, a $6 million increase due to higher volumes on our Bayou Bridge pipeline, and a $5 million increase in throughput at our Gulf Coast terminals, partly offset by a $20 million decrease from our crude oil acquisition and marketing business primarily due to increased tariffs paid to our affiliate pipeline and terminal businesses; partially offset by
•an increase of $15 million in operating expenses primarily due to higher ad valorem taxes, higher volume-driven expenses, and expenses related to assets acquired in 2021; and
•a decrease of $4 million in Adjusted EBITDA related to unconsolidated affiliates due to the consolidation of certain operations that were previously reflected as unconsolidated affiliates.

Investment in Sunoco LP

	Three Months Ended March 31,
	2022	2021
Revenues	$5,402	$3,471
Cost of products sold	4,972	3,120
Segment margin	430	351
Unrealized gains on commodity risk management activities	(9)	(5)
Operating expenses, excluding non-cash compensation expense	(97)	(76)
Selling, general and administrative expenses, excluding non-cash compensation expense	(22)	(20)
Adjusted EBITDA related to unconsolidated affiliates	2	2
Inventory valuation adjustments	(120)	(100)
Other	7	5
Segment Adjusted EBITDA	$191	$157
The Investment in Sunoco LP segment reflects the consolidated results of Sunoco LP.
Segment Adjusted EBITDA. For the three months ended March 31, 2022 compared to the same period last year, Segment Adjusted EBITDA related to our investment in Sunoco LP segment increased due to the net impacts of the following:
•an increase in the gross profit on motor fuel sales of $36 million primarily due to a 19.6% increase in gross profit per gallon sold and a 0.8% increase in gallons sold; and
•an increase in non-motor fuel sales and lease gross profit of $21 million primarily due to an increase in storage tanks and terminals gross profit from Sunoco LP’s recent acquisition of refined product terminals; partially offset by
•an increase in operating expenses and selling, general and administrative expenses of $23 million primarily due to higher costs as a result of Sunoco LP’s recent acquisition of refined product terminals, higher employee costs, credit card processing fees, environmental costs, maintenance costs, acquisition costs and expected credit losses.
Investment in USAC

	Three Months Ended March 31,
	2022	2021
Revenues	$163	$158
Cost of products sold	25	21
Segment margin	138	137
Operating expenses, excluding non-cash compensation expense	(29)	(28)
Selling, general and administrative expenses, excluding non-cash compensation expense	(11)	(9)
Segment Adjusted EBITDA	$98	$100
The Investment in USAC segment reflects the consolidated results of USAC.
Segment Adjusted EBITDA. For the three months ended March 31, 2022 compared to the same period last year, Segment Adjusted EBITDA related to our investment in USAC segment decreased primarily due to an increase of $2 million in selling, general and administrative expenses primarily due to higher employee expenses and changes in the provision for credit losses.

All Other

	Three Months Ended March 31,
	2022	2021
Revenues	$715	$1,512
Cost of products sold	614	1,342
Segment margin	101	170
Unrealized (gains) losses on commodity risk management activities	4	(1)
Operating expenses, excluding non-cash compensation expense	(34)	(51)
Selling, general and administrative expenses, excluding non-cash compensation expense	(17)	(39)
Adjusted EBITDA related to unconsolidated affiliates	—	(1)
Other and eliminations	—	(6)
Segment Adjusted EBITDA	$54	$72
For the three months ended March 31, 2022 compared to the same period last year, Segment Adjusted EBITDA related to our all other segment decreased primarily due to the net impacts of the following:
•a decrease of $43 million due to gains in the prior period related to Winter Storm Uri; partially offset by
•a decrease of $13 million in ad valorem taxes; and
•an increase of $10 million due to higher merger and acquisition expenses in the prior period.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON LIQUIDITY
(In millions)
(unaudited)
The following table summarizes the status of our revolving credit facility. We also have consolidated subsidiaries with revolving credit facilities which are not included in this table.

	Facility Size	Funds Available at March 31, 2022	Maturity Date
Five-Year Revolving Credit Facility	$5,000	$2,024	April 8, 2027

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON UNCONSOLIDATED AFFILIATES
(In millions)
(unaudited)
The table below provides information on an aggregated basis for our unconsolidated affiliates, which are accounted for as equity method investments in the Partnership’s financial statements for the periods presented.

	Three Months Ended March 31,
	2022	2021
Equity in earnings (losses) of unconsolidated affiliates:
Citrus	$34	$37
MEP	(4)	(3)
White Cliffs	—	—
Other	26	21
Total equity in earnings (losses) of unconsolidated affiliates	$56	$55

Adjusted EBITDA related to unconsolidated affiliates:
Citrus	$77	$79
MEP	5	5
White Cliffs	5	5
Other	38	34
Total Adjusted EBITDA related to unconsolidated affiliates	$125	$123

Distributions received from unconsolidated affiliates:
Citrus	$60	$56
MEP	4	4
White Cliffs	5	15
Other	21	25
Total distributions received from unconsolidated affiliates	$90	$100

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON NON-WHOLLY-OWNED JOINT VENTURE SUBSIDIARIES
(In millions)
(unaudited)
The table below provides information on an aggregated basis for our non-wholly-owned joint venture subsidiaries, which are reflected on a consolidated basis in our financial statements. The table below excludes Sunoco LP and USAC, which are non-wholly-owned subsidiaries that are publicly traded.

	Three Months Ended March 31,
	2022	2021
Adjusted EBITDA of non-wholly-owned subsidiaries (100%) (a)	$650	$540
Our proportionate share of Adjusted EBITDA of non-wholly-owned subsidiaries (b)	317	275

Distributable Cash Flow of non-wholly-owned subsidiaries (100%) (c)	$609	$504
Our proportionate share of Distributable Cash Flow of non-wholly-owned subsidiaries (d)	292	253
Below is our ownership percentage of certain non-wholly-owned subsidiaries:

Non-wholly-owned subsidiary:	Energy Transfer Percentage Ownership (e)
Bakken Pipeline	36.4%
Bayou Bridge	60.0%
Maurepas	51.0%
Ohio River System	75.0%
Permian Express Partners	87.7%
Red Bluff Express	70.0%
Rover	32.6%
Energy Transfer Canada	51.0%
Others	various
(a)Adjusted EBITDA of non-wholly-owned subsidiaries reflects the total Adjusted EBITDA of our non-wholly-owned subsidiaries on an aggregated basis. This is the amount of EBITDA included in our consolidated non-GAAP measure of Adjusted EBITDA.
(b)Our proportionate share of Adjusted EBITDA of non-wholly-owned subsidiaries reflects the amount of Adjusted EBITDA of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest.
(c)Distributable Cash Flow of non-wholly-owned subsidiaries reflects the total Distributable Cash Flow of our non-wholly-owned subsidiaries on an aggregated basis.
(d)Our proportionate share of Distributable Cash Flow of non-wholly-owned subsidiaries reflects the amount of Distributable Cash Flow of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest. This is the amount of Distributable Cash Flow included in our consolidated non-GAAP measure of Distributable Cash Flow attributable to the partners of ET.
(e)Our ownership reflects the total economic interest held by us and our subsidiaries. In some cases, this percentage comprises ownership interests held in (or by) multiple entities.